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                                                               EXHIBIT 10

                               DOLE FOOD COMPANY, INC.



                                1998 COMBINED ANNUAL
                             AND LONG-TERM INCENTIVE PLAN
                                FOR EXECUTIVE OFFICERS


                                      13
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                                  TABLE OF CONTENTS

                                                                           PAGE
1.  PURPOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

2.  DEFINITIONS; RULES OF CONSTRUCTION AND INTERPRETATION. . . . . . . . . .16
     2.1   RULES OF CONSTRUCTION.. . . . . . . . . . . . . . . . . . . . . .16
     2.2   SECTION 162(m). . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.3   ACCOUNTING TERMS. . . . . . . . . . . . . . . . . . . . . . . . .16
     2.4   DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . .17

3.  TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

4.  COVERAGE; ELIGIBLE PERSONS . . . . . . . . . . . . . . . . . . . . . . .22

5.  BONUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     5.1   PROVISION FOR BONUS . . . . . . . . . . . . . . . . . . . . . . .23
     5.2   SELECTION OF PERFORMANCE TARGET(S), MEASUREMENT
           INTERVAL(S), BASE SALARY FACTORS. . . . . . . . . . . . . . . . .23
     5.3   MAXIMUM INDIVIDUAL BONUS. . . . . . . . . . . . . . . . . . . . .23
     5.4   ADJUSTMENTS FOR MATERIAL CHANGES. . . . . . . . . . . . . . . . .23
     5.5   TIME OF PAYMENT; DEFERRED AMOUNTS . . . . . . . . . . . . . . . .24
     5.6   ACCELERATION OF AWARD PAYOUT OPPORTUNITIES. . . . . . . . . . . .25
     5.7   SHARE PAYOUTS . . . . . . . . . . . . . . . . . . . . . . . . . .25
     5.8   NEW PARTICIPANTS. . . . . . . . . . . . . . . . . . . . . . . . .26
     5.9   INTRACOMPANY AND POSITION TRANSFERS . . . . . . . . . . . . . . .26

6.  ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     6.1   ROLE OF THE COMMITTEE . . . . . . . . . . . . . . . . . . . . . .26
     6.2   COMMITTEE CERTIFICATION . . . . . . . . . . . . . . . . . . . . .28
     6.3   COMMITTEE DISCRETION TO REDUCE BONUSES. . . . . . . . . . . . . .28
     6.4   NO AUTHORITY TO INCREASE BONUSES. . . . . . . . . . . . . . . . .28
     6.5   FINALITY OF ACTION; EXERCISE OF DISCRETION. . . . . . . . . . . .28

7.  STOCKHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . .29

8.  AMENDMENT OR TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .29
     8.1   POWER TO AMEND. . . . . . . . . . . . . . . . . . . . . . . . . .29
     8.2   EFFECT OF PLAN TERMINATION. . . . . . . . . . . . . . . . . . . .29

9.  RIGHTS OF PARTICIPANTS AND BENEFICIARIES; NO ASSIGNMENT;
     OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.1   VESTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.2   LIMITATIONS ON EMPLOYEES' RIGHTS; NO ASSURANCE OF
           PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.3   ALIENATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.4   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.5   RELIANCE ON EXPERTS . . . . . . . . . . . . . . . . . . . . . . .31
     9.6   OPTION TO REFUSE PAYMENTS . . . . . . . . . . . . . . . . . . . .31
     9.7   DESIGNATION OF BENEFICIARIES. . . . . . . . . . . . . . . . . . .31
     9.8   UNSECURED AND UNFUNDED STATUS OF THE PLAN AND CLAIMS. . . . . . .31


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

     9.9   RIGHT OF OFFSET . . . . . . . . . . . . . . . . . . . . . . . . .32
     9.10  TAX WITHHOLDING . . . . . . . . . . . . . . . . . . . . . . . . .32
     9.11  VALIDITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     9.12  INUREMENT OF RIGHTS AND OBLIGATIONS . . . . . . . . . . . . . . .32

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

                               DOLE FOOD COMPANY, INC.
                  1998 COMBINED ANNUAL AND LONG-TERM INCENTIVE PLAN
                                FOR EXECUTIVE OFFICERS



                                      1. PURPOSE

             The purpose of the Plan is to promote the success of the Company by providing to Participants(1) annual and long-term bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.


               2. DEFINITIONS; RULES OF CONSTRUCTION AND INTERPRETATION

             2.1 RULES OF CONSTRUCTION. For all purposes of the Plan and Award Agreements, unless otherwise expressly provided or the context otherwise requires,

                   (a) the terms used in the Plan, and not otherwise defined have the meaning assigned to them in this Section 2, and the terms include the plural and the singular,

                   (b) all references in this Plan to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Plan, and

                   (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

             2.2 SECTION 162(m). It is the intent of the Company that all payments under the Plan qualify as performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted consistent with such intent.

             2.3 ACCOUNTING TERMS. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, and, if applicable, as specifically applied and reflected in financial statements of the Company or the applicable Business Unit, prepared in the ordinary course of business. Without limiting the generality of the foregoing, such calculations shall be made after all compensation accruals.



-------------------------
(1) This and certain other terms used in the Plan are defined in Section 2.

             2.4 DEFINED TERMS. For all purposes of the Plan, the following definitions shall apply:

             "ADJUSTED PAYMENT OPPORTUNITY" means the maximum Payment Opportunity after any reduction by the Committee in accordance with the terms of the Plan.

             "ANNUAL PERFORMANCE CYCLE" means a Performance Cycle lasting not longer than one Year.

             "APPLICABLE FEDERAL RATE" means the applicable federal rate, compounded quarterly, determined under Section 1274(d) of the Code and Treasury Regulations issued thereunder for the month in which an early payment is made or interest on a deferred payment under Section 5.5 is credited under the plan.

             "AWARD" means the grant of the opportunity to earn a payment or bonus under the Plan.

             "AWARD AGREEMENT" means a written agreement, if any, entered into between Dole Food Company, Inc. and a Participant setting forth the terms and conditions with respect to an Award. The agreement shall specify the Payment Opportunity associated with the Award, the Business Criteria on which such Payment Opportunity is based, and the applicable Performance Factors and Performance Cycle.

             "BASE SALARY" means the base salary paid by the Company to the Participant during the applicable Measurement Interval, exclusive of any bonuses, commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

             "BASE SALARY FACTOR" means the multiplier established by the Committee pursuant to Section 5.2.

             "BENEFICIARY" means the person designated by a Participant pursuant to Section 9.7 of the Plan to receive any benefits hereunder in the event of the death of the Participant during a Performance Cycle or prior to the payment of a Bonus for such Performance Cycle.

             "BOARD" means the Board of Directors of Dole Food Company, Inc.

             "BONUS" means a payment in cash or shares of any portion of a Payment Opportunity.


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             "BUSINESS CRITERIA" include RTSR, EPS, EBT, ROE, ROA, EBT-ROI,
NI-ROI, Net Income, and CR, determined on either a Business Unit or Company (consolidated) basis.

             "BUSINESS UNIT" means a region, subsidiary, division or other organizational unit of the Company, or segment of its operations for accounting purposes, which maintains or which is the subject of a separate accounting of its financial performance.

             "CAPITAL CHARGE" means the product of (a) the periodic average of the Net Investment during the Measurement Interval, and (b) the targeted ratio of the Company's debt to the sum of its debt and total stockholders' equity, and
(c) the Company's cost of debt, for the applicable Measurement Interval, each of
(b) and (c) determined as of the beginning of the applicable Measurement
Interval.

             "CAUSE" means, in the judgment of the Committee, failure to perform one's duties of employment in a manner acceptable to the Committee or the person's senior officer (or the Board in the case of the Chief Executive Officer), conduct injurious to the Company, breach of fiduciary duty, neglect of duty, willful misconduct, or conviction of any felony.

             "CHANGE IN CONTROL" means and shall be deemed to have occurred if:
(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than David H. Murdock (or any affiliate, successor, heir, descendant or related party of or to David H. Murdock) becomes the "beneficial owner" (as defined generally in Rule 13d-3 under Exchange Act), directly or indirectly, of securities of Dole Food Company, Inc. representing 20% or more of the combined voting power of its then outstanding securities; or (b) stockholders of Dole Food Company, Inc. approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, or the sale of substantially all of its business and/or assets as an entirety to a person or entity which is not a Subsidiary, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity or a parent are, or are to be, owned by former stockholders of the Corporation; or (c) during any period for two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, except to the extent that the election, or the nomination for election by stockholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period, with any such new director being deemed for these purposes to have been an incumbent at the beginning of such period (but in case of succession, without duplication).

             "COMMITTEE" means the Corporate Compensation and Benefits
Committee of the Board or another committee appointed by the Board to administer the Plan and comprised of two or more Board members, all of whom shall be ineligible to participate in the Plan during their service on the Committee and (to the extent required by applicable law and regulations) shall be "outside directors" within the meaning of Section 162(m).

             "COMPANY" means Dole Food Company, Inc. and its subsidiaries, on a consolidated basis, unless the context otherwise requires.

             "COST REDUCTION" or "CR" for any Measurement Interval means a reduction in cost of goods sold, selling, marketing, general and administrative expenses during the Measurement Interval as compared to a prior Measurement Interval or average of more than one Measurement Interval, expressed as an absolute dollar amount.

             "EARNINGS BEFORE TAXES" or "EBT" for any Measurement Interval means either the consolidated net income of Dole Food Company, Inc. for such Measurement Interval before taxes, or, if determined on a Business Unit basis, its pre-tax earnings for the Measurement Interval, less the Business Unit's Capital Charge.

             "EARNINGS PER SHARE" or "EPS" means per share net income of the Company, as determined on either a "basic" or "diluted" basis under FAS 128, as established by the Committee in connection with the grant of the Award.

             "EBT-ROI" means EBT for the Measurement Interval divided by the periodic average of the Net Investment for the Measurement Interval.

             "ELIGIBLE PERSON" means an Executive Officer of Dole Food Company, Inc.

             "EXECUTIVE OFFICER" has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934 and refers to the individuals confirmed to be within such definition by the Board and/or the Committee.

             "FAIR MARKET VALUE" shall mean Fair Market Value (as defined in the Stock Plan) except that Common Stock (as used in definition of Total Stockholder Return) shall mean the common stock of Dole Food Company, Inc. or the applicable member of the Peer Group, as the case may be.

             "LONG-TERM PERFORMANCE CYCLE" means a Performance Cycle of at least two fiscal years or, after 1998, three or more complete fiscal years, commencing on or after the beginning of the 1998 fiscal year, which Performance Cycle may be exclusive or may include fiscal years in other Performance Cycles, all as determined by the Committee in connection with the grant of the Award.

             "MEASUREMENT INTERVAL" means a period of time within or coincident to a Performance Cycle with respect to which Performance Target(s) are established for any one or more of the Business Criteria.

             "NET INCOME" means net income for the Measurement Interval, after, in the case of a Business Unit, a Capital Charge.

             "NET INCOME-ROI" or "NI-ROI" means the Net Income for the Measurement Interval divided by the periodic average of the Net Investment for the Measurement Interval.

             "NET INVESTMENT" means total assets less the sum of (i) cash and cash equivalents (short-term investments), (ii) investments in consolidated subsidiaries, (iii) accounts payable and accrued liabilities, and (iv) minority interests and deferred credits, for the Company or applicable Business Unit.

             "PARTICIPANT" means an Eligible Person who has been designated a Participant by the Committee for the applicable Performance Cycle and granted an Award in accordance with the terms and subject to the conditions of the Plan.

             "PAYMENT OPPORTUNITY" means the amount determined pursuant to any bonus formula set forth in any Award granted under the Plan.

             "PEER GROUP" means the S&P Foods Index, MidCap Foods Index, or a Committee designated group of not more than 30 nor less than 10 companies as the Peer Group for the Performance Cycle, which Peer Group shall be designated by the Committee in connection with the grant of the Award.

             "PERFORMANCE CYCLE" means the period of time over which performance is measured for determining the amount of any Payment Opportunity from Awards granted under the Plan. Performance Cycles are either Annual or Long-Term Performance Cycles.

             "PERFORMANCE TARGET(S)" means the specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Committee for each Participant for the Measurement Interval and/or Performance Cycle in respect of any one or more of the Business Criteria.

             "PERIOD" means the four-week accounting cycle of the Company.

             "RELATIVE TOTAL STOCKHOLDER RETURN" or "RTSR" means the performance of Dole Food Company, Inc. relative to a designated

Peer Group, based on the sum of the change(s) in the stock price, dividend(s) and other distributions of each included company paid over the Measurement Interval.

             "RETIREMENT" means retirement from active service as an employee or officer of the Company on or after (i) both attaining age 65 and completing 10 or more years of Service or (ii) both attaining age 55 and completing 20 or more years of Service.

             "RETURN ON AVERAGE COMMON EQUITY" or "ROE" means consolidated net income to common stockholders for the Measurement Interval divided by the periodic average of total common stockholders' equity during the applicable Measurement Interval.

             "RETURN ON AVERAGE ASSETS" or "ROA" means consolidated net income divided by the periodic average of the total assets of the Company for the Measurement Interval.

             "SERVICE" means full-time employment with the Company, or part-time employment if approved by the Committee, including a voluntary leave of absence approved by the Committee.

             "SHARES" means shares of Common Stock of Dole Food Company, Inc. or any securities or property, including rights, into which the same may be converted by operation of law or otherwise.

             "STOCK PLAN" means the Dole Food Company, Inc. 1991 Stock Option and Award Plan (as amended and restated through July 31, 1997), as the same may be amended from time to time, or any other stockholder approved stock plan.

             "SUBSIDIARY" means any corporation or other entity of which the Company beneficially owns, either directly or indirectly, a majority or more of the voting stock or voting power.

             "TERMINATION OF SERVICE" means a termination of Service from the Company for no reason or for any reason, whether voluntary or involuntary, including death or disability.

             "TOTAL STOCKHOLDER RETURN" refers to the compound annual rate of return over the Measurement Interval for Dole Food Company, Inc. and each other company in the applicable Peer Group from changes in the trading price of each company's common stock and any dividends and other distributions paid by the company on its common stock during the Measurement Interval, calculated by (i) assuming that one share of each company's common stock is purchased on the first day of the Measurement Interval at a price equal to the Fair Market Value as of the last trading day immediately prior thereto, (ii) assuming that additional shares (or portions of shares) of such company's common stock are purchased with any dividends or distributions paid on the initial share and on shares accumulated through the assumed reinvestment of dividends and other distributions, with such purchase being made on the applicable dividend or distribution payment date at a price equal to the Fair Market Value of such company's common stock on that date, (iii) calculating the aggregate number of shares of each company's common stock that would be accumulated over the Measurement Interval, (iv) multiplying this number by the Fair Market Value of such company's common stock for the last trading day of the applicable Measurement Interval, and (v) determining the annual compound rate of growth over the Measurement Interval between the assumed purchase price set forth in clause (i) and the value resulting from the computation in clause (iv).

             "YEAR" or "PLAN YEAR" means the applicable fiscal year of Dole Food Company, Inc.

                                       3. TERM

             Subject to Section 7, the Plan shall be effective as of January 4, 1998 and shall continue, subject to amendments pursuant to Section 8, for Performance Cycles ending on or before the close of fiscal year 2007, until the payout of any Awards outstanding, unless earlier terminated by Dole Food Company, Inc. pursuant to Section 8. All authority of the Company and the Committee with respect to Awards shall continue after the termination of this Plan so long as any Award remains outstanding.

                            4. COVERAGE; ELIGIBLE PERSONS

             Awards may be granted only to Eligible Persons. Actual Participants in the Plan will be determined for each Performance Cycle by the Committee at the time the Performance Target(s) are set or, in the case of a person becoming eligible during a Performance Cycle, within 30 days after such event. An Eligible Person not selected to participate in the Plan for any Performance Cycle may participate in another incentive plan of Dole Food Company, Inc. for that Performance Cycle or be selected by the Committee to participate in the Plan for other Performance Cycles. An Eligible Person may not participate concurrently in both the Plan and another incentive plan for the same Performance Cycle with respect to the same Business Criteria, but may concurrently participate in an Annual and Long-Term Performance Cycle with respect to the same or different Business Criteria.

                                 5. BONUS PROVISIONS

             5.1 PROVISION FOR BONUS. Each Participant may receive a Bonus for a Performance Cycle if, and only if, the Performance Target(s) established by the Committee for such Performance Cycle are attained. The applicable Performance Cycle, Business Criteria and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 5.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

             5.2 SELECTION OF PERFORMANCE TARGET(S), MEASUREMENT INTERVAL(S), BASE SALARY FACTORS. The specific Performance Target(s) with respect to the Business Criteria and any applicable Measurement Interval(s) shall be established by the Committee in advance of the deadlines applicable under
Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected for any Performance Cycle, the Committee shall provide in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set: (a) the method of computing the specific amount that will represent the Participant's maximum Payment Opportunity if the Performance Target(s) are attained, subject to Sections 5.1, 5.3, 6.3, and 2.2, and (b) the Base Salary Factor(s) to be used in calculating Payment Opportunities for any Participant.

             5.3 MAXIMUM INDIVIDUAL BONUS. Notwithstanding any other provision in this Plan, no Participant shall receive any Payment Opportunity under the Plan in excess of

     (a) for any Annual Performance Cycle, $1.5 million or, if less, 1.8 times his or her Base Salary; or

     (b) for any Long-Term Performance Cycle, $1.7 million times the number of years in the Performance Cycle or, if less, 6.4 times the Participant's average annual Base Salary for the Performance Cycle.

Any Payment Opportunity in excess of the foregoing limits shall automatically be reduced to the extent of the excess. The foregoing limits are subject to adjustment for acceleration or deferral of payment.

             5.4 ADJUSTMENTS FOR MATERIAL CHANGES. The Committee may provide, in an applicable Award Agreement or by other action taken at or prior to the time the Performance Targets are established, that Performance Target(s) or other features of an Award under the Plan (a) shall be adjusted to reflect a change in corporate capitalization, a corporate event (such as a reorganization, combination, separation, or merger) or a complete or partial corporate liquidation, or (b) shall be calculated either without regard for or to reflect any change in accounting policies or practices affecting the Company and/or the Business Criteria or Performance Target(s) during the applicable Performance Cycle, or (c) shall be adjusted for any other circumstance or event, or (d) any combination of (a) through (c), but only to the extent in each case that such adjustment would be consistent with the requirements of Section 162(m) to qualify as performance-based compensation.

             5.5 TIME OF PAYMENT; DEFERRED AMOUNTS. Subject to Section 6.2, any Bonus or Bonuses Payable under an Award granted by the Committee under this Plan shall be paid in accordance with the vesting and payment schedule established by the Committee, or set forth in any applicable Award Agreement, at the time of the grant of the Award. Any payment shall be in cash or cash equivalent or in such other form of equal value on the applicable payment date (including, but not limited to, Shares or Share equivalents as contemplated by Section 5.7) as the Committee may approve or require, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to any prior written commitments and to any conditions consistent with Sections 5.3, 5.6, and 2.2 that it deems appropriate), may defer the scheduled payout or vesting of any Bonus and/or provide to Participants the opportunity to elect to defer the payment of any Bonus under a Company-sponsored, non-qualified, deferred compensation plan as contemplated by Section 5.7. In the case of any deferral of a Bonus payment to a date after the date on which the Bonus or installment thereof would otherwise be payable, the amount of such deferred Bonus payment shall be increased based on the Applicable Federal Rate over the deferral period or one or more predetermined actual investments (including Shares) such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s), unless the alternative deferred payment is otherwise not subject to the limitations under Section 162(m).
Unless the Committee otherwise provides in an applicable Award Agreement, or by other action taken prior to or at the time of a grant of an Award, if a Participant's remaining Adjusted Payment Opportunity under any Award is, as of the second or any later anniversary of the completion of the applicable Performance Cycle, $15,000 or less, the entire remaining Adjusted Payment Opportunity for that Performance Cycle shall vest and become payable on the last business day on or before the March 15th following such anniversary.

             5.6   ACCELERATION OF AWARD PAYOUT OPPORTUNITIES.

             (a) ACCELERATION. Subject to Section 6.2, an Award Agreement or the Committee, in its sole discretion, may provide for early payment of an Award if, at least 9 Periods after the commencement of an Annual Performance Cycle and 26 Periods (18 Periods in the case of the two-year Performance Cycle) after the commencement of a Long Term Performance Cycle, as the case may be, a Participant's employment terminates for any reason, other than a voluntary resignation prior to Retirement or a termination for Cause, or there shall occur an event described in Section 5.6(b) (including a Change in Control), PROVIDED THAT (i) in the case of death of the Participant or an event described in
Section 5.6(b), the Committee determines that the applicable Performance Target(s) have been met through the date of such termination on the basis of achievement of Performance Target(s) relative to the applicable Business Criteria to the date of such event, or (ii) in the case of any other termination, the Committee determines that the applicable Performance Target(s) have been met for the entire applicable Performance Cycle, and (iii) the amount of the accelerated payment is discounted at the Applicable Federal Rate.

             (b) FUNDAMENTAL CORPORATE CHANGES; CHANGE IN CONTROL. Unless the Committee otherwise provides in an applicable Award Agreement, or by other action taken prior to the event, in the event of a Change in Control, or upon the dissolution or liquidation of Dole Food Company, Inc., payment shall be made, subject to Section 6.2 and the satisfaction of the applicable Performance Targets determined on the basis of the Performance Cycle-to-date results from the beginning of the applicable Performance Cycle to the end of the month preceding the date of such event, on a prorated basis (where applicable) to the date of such event in the manner contemplated by Section 8.2. The amount of the prorated or accelerated payment shall be discounted at the Applicable Federal Rate.

             5.7 SHARE PAYOUTS. Any Shares delivered or payable under the Plan shall be pursuant to a combined Award under this Plan and a Stock Plan or, subject to applicable legal requirements, with Shares reacquired by the Company or for its account on or after January 4, 1998. The number of Shares or stock units (or similar deferred award representing a right to receive Shares) awarded in lieu of all or any portion of a cash bonus pursuant to one or more outstanding Awards under the Plan shall be equal to the largest whole number of Shares which have an aggregate Fair Market Value no greater than the amount of cash otherwise payable as of the date such cash payment would have been paid. Any stock units (or similar rights) shall thereafter be subject to adjustments as contemplated by the applicable Stock Plan. Dividend equivalent rights as earned may be accrued and payable in additional stock units, cash or Shares or any combination thereof, in the Committee's discretion, pursuant to the terms of the applicable Stock Plan or other authority referred to above.

             5.8 NEW PARTICIPANTS. Subject to Section 2.2 and at the discretion of the Committee, an Eligible Person may become a Participant in the Plan at any time after being employed by the Company; provided that, with respect to a Long-Term Performance Cycle, the second Year has not yet begun at the time the Eligible Person becomes a Participant. If an Eligible Person becomes a Participant during a Performance Cycle, the Participant's Base Salary Factor and Performance Factors shall be the same as those granted for the Performance Cycle to other Participants at comparable positions with the Company. The amount of any such person's Bonus or Payment Opportunity shall not exceed that proportionate amount (based on the applicable period of Service relative to the Performance Cycle) of the applicable maximum individual bonus under Section 5.3.

             5.9 INTRACOMPANY AND POSITION TRANSFERS. If a Participant participates in more than one capacity during any Performance Cycle, the product of his or her Base Salary and Base Salary Factor for purposes of the Plan for such Performance Cycle or for any applicable Measurement Interval shall be computed by (a) multiplying (i) the Base Salary Factor (as determined in or pursuant to Section 5.2 above) for each position by (ii) the Base Salary of the Participant while in such position and (b) taking the sum of the products of the calculation. In determining prorated payments for Participants affiliated with more than one Business Unit (or more than one Business Unit/Company combination) during a Performance Cycle, performance achievement for each component (whether Business Unit or Company) shall be measured over the entire Performance Cycle, while the weighting of each component shall be determined according to each Participant's Award Agreement, as the same may be amended consistent herewith.

                                  6. ADMINISTRATION

             6.1 ROLE OF THE COMMITTEE. The Plan will be administered by the Committee. Actions of the Committee with respect to the administration of the Plan will be taken pursuant to a majority vote or the unanimous written consent of its members. The Committee may delegate ministerial, accounting, record-keeping and similar functions necessary for the administration of the Plan to individuals who are officers or employees of the Company. Subject to the express provisions of the Plan, the Committee has the authority:

                   (a) to construe, interpret and administer the Plan and any Award Agreements defining the rights and obligations of the Company and Participants under the Plan,

                   (b)   to further define the terms used in the Plan,

                   (c) to prescribe, amend and rescind rules and regulations pertaining to the administration of the Plan,

                   (d) to determine the duration and purposes of leaves of absence which may be granted to Participants without constituting a Termination of Service for purposes of the Plan,

                   (e)   to designate Plan Participants,

                   (f) to establish the size of Awards made to Participants under the Plan, designate the specific Business Criteria and set the Performance Target(s) for the Performance Cycles, the duration of the Performance Cycles, and the weighting of the Business Criteria used to determine any Payment Opportunity under the Plan,

                   (g) to determine when Awards will be granted under the Plan, and the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives),

                   (h) to validate the level of achievement in terms of goals or objectives established for the Plan and to collect and interpret financial results relative to performance measures, targets and objectives,

                   (i) to make any adjustments contemplated by Section 5.4 to the extent provided for in any Award Agreement,

                   (j) to evaluate the extent to which the applicable Performance Target(s) were achieved and determine, compute and certify the extent of amounts payable,

                   (k) to reduce Payment Opportunities based upon objective or subjective criteria deemed by the Committee to be appropriate and in furtherance of the compensation policies of the Company,

                   (l) with respect to determining Relative Total Stockholder Return, to collect and interpret such reported results of and other information regarding Peer Group entities and Dole Food Company, Inc. as the Committee may deem advisable or appropriate, or to utilize such other readily available information as it may deem advisable or appropriate, with respect to determinations made hereunder, provided, however, that if a Peer Group member (other than Dole Food Company, Inc.) has initiated or become the subject of a material announced merger, takeover or other change in control proposal that in the opinion of the Committee has or may have a material effect upon the determination of such member's Total Stockholder Return for any applicable Performance Cycle, the Committee shall remove such member from the Peer Group, subject to reinstatement of such member to the Peer Group if such proposed transaction is not consummated or if in the discretion of the Committee any price distortion created by such announcement has abated; provided further that, in determining the performance of each relevant entity, the Committee shall make adjustments to reflect changes in capitalization, material reorganizations, and similar corporate changes affecting Dole Food Company, Inc. or any Peer Group entity,

                   (m)  subject to any express limitations of the Plan and
Section 2.2, to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate, and

                   (n) to make all other determinations necessary or advisable for the administration of the Plan.

             6.2 COMMITTEE CERTIFICATION. No payment may be made and no Participant will be entitled to receive any payment under the Plan, unless the Committee first certifies, by resolution of the Committee or other appropriate action, that (a) the payment amount has been accurately determined in accordance with the provisions of the Plan, (b) the applicable Performance Target(s) have been met, and (c) any other material terms have been satisfied.

             6.3 COMMITTEE DISCRETION TO REDUCE BONUSES. Unless an Award Agreement expressly provides to the contrary, the Committee in its sole discretion, exercised at any time prior to the first payment under any award, may reduce the Payment Opportunities with respect to any one or more Participants for the applicable Performance Cycle if the Committee determines that (a) the achievement of the pre-established Performance Target(s) was influenced by any unusual, extraordinary, non-recurring event or other factor extraneous to individual performance, or (b) in its judgment, the failure to meet other corporate objectives in any respect or Period(s) within the Performance Cycle warrants such reduction, or (c) the Company or the individual failed to achieve other financial, strategic or personal goals, which may be objective or subjective, or (d) for any other reason it deems appropriate.

             6.4 NO AUTHORITY TO INCREASE BONUSES. Subject to Sections 5.4 and 2.2, the Committee may not increase the maximum Payment Opportunity for any individual based on the formula or other provisions of the Plan.

             6.5 FINALITY OF ACTION; EXERCISE OF DISCRETION. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee or other director, officer, or agent shall have any liability for actions taken or omitted under the Plan by the member or any other person. Subject only to compliance with the express provisions hereof, the Committee may act in its absolute discretion in all matters related to the Plan. The Committee need not exercise its discretion identically from Performance Cycle to Performance Cycle or in the same manner for all Participants in respect of a single Performance Cycle.

                               7. STOCKHOLDER APPROVAL

             The Plan shall be subject to stockholder approval and to stockholder reaffirmation, to the extent required by Section 162(m). Stockholder approval at the 1998 annual meeting of stockholders shall be a condition to the right of a Participant to receive any payment hereunder.

                             8. AMENDMENT OR TERMINATION

             8.1 POWER TO AMEND. The Committee or the Board may from time to time amend the Plan in any respect or terminate the Plan, in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect in any material respect any rights of any Participant to benefits under the Plan that have vested in accordance with Section 9.1 prior to the date of such action.

             8.2 EFFECT OF PLAN TERMINATION. If the Committee terminates or suspends the Plan during a Performance Cycle, the Committee may provide Participants with a prorated payment for the Performance Cycle. Unless the Award Agreement provides otherwise, the prorated payment shall be based on the number of full Periods of the Performance Cycle completed at the effective time of the Committee's action divided by the number of full Periods in the Performance Cycle. Performance for determining the amount of such prorated payments shall be based, in the Committee's discretion, on the entire Performance Cycle or, if payout is to be accelerated prior to completion of the Performance Cycle, on the basis of performance through the date of the Committee's action, as contemplated by Section 5.6, with the Performance Target levels prorated based on the number of full Periods of the applicable Measurement Interval completed at the time of the termination of the Plan. If performance continues to be measured over the original Performance Cycle, payment of any vested amounts shall be made following completion of the Performance Cycle, as provided in Section 5.5 and subject to any Service requirements or deferred vesting provisions set forth in any Award Agreement.
If performance is measured over a shorter period of time, the initial payment of any amount shall be made within 90 days following the completion of the revised performance measurement term, subject to Section 2.2, and shall be discounted at the Applicable Federal Rate.

             With respect to any Payment Opportunities for Performance Cycles completed prior to the date on which the Committee terminates the Plan, such Payment Opportunities shall be (subject to any expressly inconsistent provisions of an applicable Award Agreement) paid in full within 90 days of the end of the fiscal year in which the Plan is terminated, subject to any Service requirements, and discounted at the Applicable Federal Rate.

             9. RIGHTS OF PARTICIPANTS AND BENEFICIARIES; NO ASSIGNMENT;
                                   OTHER PROVISIONS

             9.1 VESTING. No rights hereunder shall vest prior to the Committee's action under Section 6.2. Unless the Committee or Award Agreement expressly provides otherwise, no rights hereunder shall vest prior to the Committee's action under Section 6.3, the completion of the applicable Service requirements specified in the applicable Award Agreement or this Plan, and the satisfaction of all other conditions to vesting set forth in the Award Agreement or this Plan. With respect to any Award not evidenced by any written agreement that otherwise provides, the Participant must be employed at the time of payment in order to receive the payment or have any vested rights in respect of the payment. The Committee may override (i) this condition to vesting by its express written authorization in such circumstances as it deems appropriate, on a case-by-case or other basis, and
(ii) other conditions by its express written authorization subject to Section
2.2. Participants shall have no right to proportionate vesting unless otherwise expressly provided in writing.

             9.2 LIMITATIONS ON EMPLOYEES' RIGHTS; NO ASSURANCE OF PARTICIPATION. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company shall continue to employ any individual. Status as an Eligible Person shall not be construed as a commitment that any Award will be made under the Plan or to Eligible Persons generally.

             9.3 ALIENATION. Any and all rights under the Plan are, expressly declared to be unassignable and non-transferable. No Participant shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt any benefit payable under the Plan, or any part thereof, or any interest therein. No portion of the amounts payable under the Plan shall, prior to actual payment, be subject to seizure, attachment, lien or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any portion be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. Any such transfer in violation of the preceding provisions shall be considered null and void.

             9.4 GOVERNING LAW. This Plan, any Bonuses hereunder, and all other related matters shall be governed by, and construed in accordance with the laws of the State of California, except as to matters of federal law.

             9.5 RELIANCE ON EXPERTS. In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely upon the advice of experts, including management of and professional advisors to Dole Food Company, Inc.

             9.6 OPTION TO REFUSE PAYMENTS. Each Participant shall be entitled to refuse (by a writing delivered to the Company prior to the receipt of the payment or benefit) all or any portion of any payments or benefits under the Plan if the Participant determines that receipt of such payment or benefit may result in adverse tax consequences to him or her under Section 4999 of the Internal Revenue Code. The Company shall be totally and permanently relieved of any obligation to pay any amounts or provide any benefits which a Participant explicitly so refuses.

             9.7 DESIGNATION OF BENEFICIARIES. Each Participant shall have the right at any time to designate any person or persons as beneficiaries to whom any benefits provided under the Plan shall be distributed in the event of the Participant's death prior to distribution of any or all benefits due the Participant under the Plan. Each beneficiary designation shall be effective only when filed in writing with the Company during a Participant's lifetime on a duly completed Beneficiary Designation Form, and in the manner, approved by the Company. In the absence of a valid designation or a surviving designated beneficiary, any benefits shall be distributed to the Participant's estate.

             9.8 UNSECURED AND UNFUNDED STATUS OF THE PLAN AND CLAIMS. The Plan is not funded. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in respect of any unvested benefits under the Plan, and no rights, interests or claims as to any vested benefits in any specific funds or other assets or property of the Company. No asset of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Company's obligations under the Plan. Any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.

             9.9 RIGHT OF OFFSET. If a Participant becomes entitled to a payment under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company, to the maximum extent permitted by law, may offset such amount against the amount of the payment otherwise due the Participant under the Plan.

             9.10 TAX WITHHOLDING. The Company shall withhold from any payment due under the Plan an amount sufficient to satisfy all and any amounts required by applicable federal, state and local laws to be withheld with respect to such payment. The Company shall have no obligation to advise any Participant of the existence of any tax or the amount which the employer corporation may be so required to withhold.

             9.11 VALIDITY. In the event that any provision of the Plan is held to be invalid or unenforceable, the same shall not affect, in any way whatsoever, the validity of any other provision of the Plan.

             9.12 INUREMENT OF RIGHTS AND OBLIGATIONS. Any rights and obligations under the Plan shall inure to the benefit of, and shall be binding upon Dole Food Company, Inc., its successors and assigns, and upon Participants and Beneficiaries, respectively.